Exhibit 99

Release:             On receipt, September 20, 2016
Media Contact:        Erica Jensen, 515-362-0049, jensen.erica@principal.com
Investor Contact:         John Egan, 515-235-9500, egan.john@principal.com

Principal Names Next CFO
Deanna Strable-Soethout Named Chief Financial Officer

(Des Moines, Iowa) - As part of the planned succession process, Principal Financial Group® announced today that, in preparation for the retirement of current chief financial officer and executive vice president Terry J. Lillis in April 2017, Deanna D. Strable-Soethout (Strable) will assume the role of chief financial officer effective February 14, 2017. In addition, she is promoted to executive vice president of Principal® effective immediately. She will retain her current position as president of United States Insurance Solutions until her successor is named.

“We conducted an extensive search, both internally and externally, and Deanna clearly distinguishes herself as the most qualified candidate for the CFO position,” said Dan Houston, chairman, president and CEO of Principal. “Deanna’s prior experience at running one of our most successful businesses and strong financial expertise uniquely qualifies her to be our next CFO.”

In 2015, Strable was named president of the United States Insurance Solutions responsible for all businesses within the Individual Life and Specialty Benefits Divisions of U.S. Insurance Solutions with overall accountability for individual life, nonqualified deferred compensation, individual disability and group benefits.

Strable joined the company in 1990 as an actuarial assistant. She was appointed actuarial associate in 1992, senior actuarial associate in 1994 and named officer in 1995. In 1999, Strable was promoted to second vice president, and then vice president in 2002. She was named senior vice president in 2005 before assuming her current position in 2015.

In addition to her role within Principal, Strable currently serves as chair of the Board of Directors for LIMRA LOMA Global (LL Global, Inc) and is a member of the Board of Trustees for Simpson College. She also serves on various committees for United Way of Central Iowa and the American Council of Life Insurers (ACLI).

A native of Iowa, Strable received her Bachelor’s degree with a double major in mathematics and economics from Northwestern University in Evanston, Illinois. She is also a Fellow of the Society of Actuaries and a member of the American Academy of Actuaries.

About Principal®
Principal helps people and companies around the world build, protect and advance their financial well-being through retirement, insurance and asset management solutions that fit their lives. Our employees are passionate about helping clients of all income and portfolio sizes achieve their goals - offering innovative ideas, investment expertise and real-life solutions to make financial progress possible. To find out more, visit us at principal.com.

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